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                                                                    EXHIBIT 99.1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Tenneco Automotive Inc.:

We have reviewed the consolidated balance sheet of Tenneco Automotive Inc. (a Delaware corporation) and consolidated subsidiaries as of March 31, 2002, and the related statements of income, cash flows, changes in shareholders' equity and comprehensive income for the three-month period ended March 31, 2002. We represent that this review was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the review, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the review.

Arthur Andersen LLP
Chicago, Illinois
May 15, 2002